Exhibit 99.1

FOR IMMEDIATE RELEASE
DICK'S Sporting Goods Reports Third Quarter Results; Delivers Record-Setting 23.2% Increase in Same Store Sales

•Third quarter 2020 earnings per diluted share of $1.84 increased 179% versus $0.66 per diluted share in the prior year; on a non-GAAP basis, earnings per diluted share of $2.01 increased 287% versus $0.52 per diluted share in the prior year
•eCommerce sales increased 95% during the third quarter of 2020 as compared to the third quarter of 2019
•Brick-and-mortar same store sales increased double-digits during the third quarter of 2020, the Company's best performance since going public nearly two decades ago
•Company is in a strong financial position, ending the quarter with nearly $1.1 billion of cash and cash equivalents and no outstanding borrowings on its $1.855 billion revolving credit facility

PITTSBURGH, November 24, 2020 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the third quarter ended October 31, 2020.

Third Quarter Results

The Company reported consolidated net income for the third quarter ended October 31, 2020 of $177.2 million, or $1.84 per diluted share. As a result of actions taken to prioritize the health and well-being of its teammates and athletes, the Company incurred approximately $48 million of pre-tax incremental teammate compensation and safety costs in response to COVID-19, or $0.37 per diluted share, net of tax, during the current quarter. The Company reported consolidated net income for the third quarter ended November 2, 2019 of $57.6 million, or $0.66 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income for the quarter ended October 31, 2020 of $182.2 million, or $2.01 per diluted share, which excluded non-cash amortization of the debt discount associated with the Company's convertible senior notes and included the share impact of the convertible note hedge purchased by the Company, which is antidilutive for GAAP purposes. For the third quarter ended November 2, 2019, the Company reported consolidated net income on a non-GAAP basis of $44.8 million, or $0.52 per diluted share. Third quarter 2019 results exclude the gain on sale of subsidiaries, charges related to the exit of eight Field & Stream stores, and a non-cash asset impairment. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Net sales for the third quarter of 2020 were $2.41 billion, an increase of 22.9% compared to the third quarter of 2019. This increase was driven by a 23.2% increase in consolidated same store sales and included an increase in eCommerce sales of 95%. eCommerce penetration for the third quarter of 2020 was approximately 21% of total net sales, compared to approximately 13% during the third quarter of 2019. Third quarter 2019 consolidated same store sales increased 6.0%.

“We had another exceptionally strong quarter from both a sales and a profitability perspective. The strength of our diverse category portfolio once again helped us capitalize on the favorable shifts in consumer demand, as the positive trends across golf, outdoor activities, home fitness and active lifestyle continued throughout Q3,” said Edward W. Stack, Chairman and Chief Executive Officer. “Our performance in the quarter was driven by our 45,000 dedicated teammates who continued to work hard every day to safely serve our athletes and communities."

Lauren R. Hobart, President, added, “Our stores continue to be the hub of our industry-leading omni-channel platform and were the key to our unprecedented third quarter growth. Brick-and-mortar store comps grew double-digits, and our stores fulfilled approximately 70% of our online sales, which increased nearly 100% for the quarter. In fact, our stores drove 90% of our total Q3 sales growth, whether an athlete purchased at the register, picked up curbside or had their order delivered through ship-from-store. Data science and technology will continue to play an important role in creating a personalized, one-to-one relationship with our athletes, enabling us to serve them in the most convenient way possible.”

Mr. Stack concluded, "Overall, the favorable trends in our business have continued into Q4. These strong sales results have been partially offset by warmer weather that has negatively impacted sales in important cold-weather categories. Taken together, through the first three weeks of Q4, our consolidated comp sales have increased in the high-teens."

Balance Sheet

The Company ended the third quarter of 2020 with nearly $1.1 billion in cash and cash equivalents and no outstanding borrowings under its $1.855 billion revolving credit facility. In April, the Company issued $575 million aggregate principal amount of 3.25% Convertible Senior Notes, which added over $500 million of net proceeds to its cash position.

Total inventory decreased 9.8% at the end of the third quarter of 2020 as compared to the end of the third quarter of 2019.

Year-to-Date Results

The Company reported consolidated net income for the 39 weeks ended October 31, 2020 of $310.6 million, or $3.44 per diluted share. As a result of actions taken to prioritize the health and well-being of its teammates and athletes in response to COVID-19, the Company incurred approximately $124 million of pre-tax incremental teammate compensation and safety costs, or $1.01 per diluted share, net of tax, during the 39 weeks ended October 31, 2020. For the 39 weeks ended November 2, 2019, the Company reported consolidated net income of $227.6 million, or $2.53 per diluted share.
On a non-GAAP basis, the Company reported consolidated net income for the 39 weeks ended October 31, 2020 of $321.3 million, or $3.65 per diluted share, which excluded non-cash amortization of the debt discount associated with the Company's convertible senior notes and included the share impact of the convertible note hedge purchased by the Company, which is antidilutive for GAAP purposes. For the 39 weeks ended November 2, 2019, the Company reported consolidated net income on a non-GAAP basis of $215.8 million, or $2.39 per diluted share, which excludes the gain on sale of subsidiaries, non-cash asset impairments, charges related to the exit of eight Field & Stream stores, and the favorable settlement of a litigation contingency. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."
Net sales for the 39 weeks ended October 31, 2020 increased 5.2% to approximately $6.46 billion. Despite temporary store closures during March, April and May to help prevent the spread of COVID-19, consolidated same store sales increased 5.8%. eCommerce sales increased 135%. eCommerce penetration for the 39 weeks ended October 31, 2020 was approximately 28% of total net sales, compared to approximately 13% during the 39 weeks ended November 2, 2019. Consolidated same store sales increased 3.1% for the 39 weeks ended November 2, 2019.

Capital Allocation

On November 20, 2020, the Company's Board of Directors authorized and declared a quarterly dividend in the amount of $0.3125 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on December 29, 2020 to stockholders of record at the close of business on December 11, 2020.
For the 39 weeks ended October 31, 2020, capital expenditures totaled $156.4 million on a gross basis, or $114.1 million net of deferred construction allowances provided by landlords. For the 39 weeks ended November 2, 2019, capital expenditures totaled $165.7 million on a gross basis, or $140.1 million net of deferred construction allowances provided by landlords.

Full Year 2020 Outlook

As previously announced on March 19, 2020, the Company withdrew its fiscal 2020 outlook. The Company is not providing an updated outlook at this time.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the third quarter results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at investors.DICKS.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately twelve months.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income, non-GAAP earnings per diluted share, and net capital expenditures, which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management believes that excluding non-cash debt discount amortization from its convertible senior notes and including the share impact from the convertible note hedge is useful to investors because it provides a more complete view of the economics of the transaction. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.

Fiscal 2020 Consolidated Same Store Sales

Consolidated same store sales include stores that were temporarily closed as a result of COVID-19. The method of calculating consolidated same store sales varies across the retail industry, including the treatment of temporary store closures as a result of COVID-19. Accordingly, our method of calculating this metric may not be the same as other retailers’ methods. For additional information on consolidated same store sales, please see our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond the Company's control. The Company's future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the Company's future performance, liquidity, and share repurchases and dividends.

Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the impact on our business, operations and financial results due to the duration and scope of the COVID-19 pandemic, including whether there is a second wave or periods of increases in the number of COVID-19 cases in areas in which we operate, and the restrictions imposed by federal, state, and local governments in response to the pandemic; changes in consumer discretionary spending, including those caused by COVID-19; the extent to which changes in consumer demand due to the COVID-19 pandemic will continue and whether new trends will emerge after the impact of the COVID-19 pandemic subsides; store closures and other impacts to our business resulting from civil disturbances; investments in omni-channel growth not producing the anticipated benefits within the expected time-frame or at all; risks relating to private brands and new retail concepts; investments in business transformation initiatives not producing the anticipated benefits within the expected time-frame or at all; the amount devoted to strategic investments and the timing and success of those investments; the results of the strategic review of the hunt business, including Field & Stream; inventory turn; changes in the competitive market and competition amongst retailers, including an increase in promotional activity; changes in consumer demand or shopping patterns and the ability to identify new trends and have the right trending products in stores and online, including changes caused by COVID-19; changes in existing tax, labor, foreign trade and other laws and regulations, including those imposing new taxes, surcharges, or tariffs; limitations on the availability of attractive retail store sites; unauthorized disclosure of sensitive or confidential customer information; website downtime, disruptions or other problems with the eCommerce platform, including interruptions, delays or downtime caused by high volumes of users or transactions, deficiencies in design or implementation, or platform enhancements; disruptions or other problems with information systems; factors affecting vendors, including supply chain and currency risks; talent needs and the loss of Edward W. Stack, Chairman and Chief Executive Officer; developments with sports leagues, professional athletes or sports superstars, including disruptions and cancellations due to COVID-19; weather-related disruptions and seasonality of the Company's business; and risks associated with being a controlled company.

For additional information on these and other factors that could affect the Company's actual results, see the risk factors set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including the most recent Annual Report filed with the SEC on March 20, 2020 and our Quarterly Report filed with the SEC on August 26, 2020. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. Forward-looking statements included in this release are made as of the date of this release.

About DICK'S Sporting Goods, Inc.

Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of October 31, 2020, the Company operated 732 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated teammates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as GameChanger, a youth sports mobile app for scheduling, communications and live scorekeeping. DICK'S offers its products through a dynamic eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront. For more information, visit the Investor Relations page at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Senior Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400
Media Relations:
(724) 273-5552 or press@dcsg.com
Category: Financial
###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	October 31, 2020	% of Sales(2)	November 2, 2019	% of Sales(2)

Net sales	$2,412,112	100.00%	$1,962,204	100.00%
Cost of goods sold, including occupancy and distribution costs (1)	1,569,938	65.09	1,381,562	70.41

GROSS PROFIT	842,174	34.91	580,642	29.59

Selling, general and administrative expenses	591,117	24.51	531,704	27.10
Pre-opening expenses	4,964	0.21	3,313	0.17

INCOME FROM OPERATIONS	246,093	10.20	45,625	2.33

(Gain) Loss on sale of subsidiaries	—	—	(33,779)	(1.72)
Interest expense	12,769	0.53	4,278	0.22
Other (income) expense	(3,746)	(0.16)	(2,020)	(0.10)

INCOME BEFORE INCOME TAXES	237,070	9.83	77,146	3.93

Provision for income taxes	59,854	2.48	19,562	1.00

NET INCOME	$177,216	7.35%	$57,584	2.93%

EARNINGS PER COMMON SHARE:
Basic	$2.10		$0.68
Diluted	$1.84		$0.66

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	84,422		85,048
Diluted	96,571		86,601

(1) Cost of goods sold includes: the cost of merchandise (inclusive of vendor allowances, inventory shrinkage and inventory write-downs for the lower of cost and net realizable value); freight; distribution; shipping; and store occupancy costs. The Company defines merchandise margin as net sales less the cost of merchandise sold.

(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	39 Weeks Ended
	October 31, 2020	% of Sales	November 2, 2019	% of Sales (2)

Net sales	$6,458,712	100.00%	$6,142,093	100.00%
Cost of goods sold, including occupancy and distribution costs (1)	4,460,336	69.06	4,320,571	70.34

GROSS PROFIT	1,998,376	30.94	1,821,522	29.66

Selling, general and administrative expenses	1,537,371	23.80	1,539,934	25.07
Pre-opening expenses	9,728	0.15	4,887	0.08

INCOME FROM OPERATIONS	451,277	6.99	276,701	4.50

(Gain) loss on sale of subsidiaries	—	—	(33,779)	(0.55)
Interest expense	35,496	0.55	12,909	0.21
Other (income) expense	(4,731)	(0.07)	(10,340)	(0.17)

INCOME BEFORE INCOME TAXES	420,512	6.51	307,911	5.01

Provision for income taxes	109,875	1.70	80,268	1.31

NET INCOME	$310,637	4.81%	$227,643	3.71%

EARNINGS PER COMMON SHARE:
Basic	$3.69		$2.57
Diluted	$3.44		$2.53

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	84,095		88,671
Diluted	90,430		90,130

(1) Cost of goods sold includes: the cost of merchandise (inclusive of vendor allowances, inventory shrinkage and inventory write-downs for the lower of cost and net realizable value); freight; distribution; shipping; and store occupancy costs. The Company defines merchandise margin as net sales less the cost of merchandise sold.

(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands)

	October 31, 2020	November 2, 2019	February 1, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,059,994	$87,622	$69,334
Accounts receivable, net	77,212	70,463	53,173
Income taxes receivable	5,453	17,122	5,762
Inventories, net	2,319,992	2,573,250	2,202,275
Prepaid expenses and other current assets	82,648	128,458	79,472
Total current assets	3,545,299	2,876,915	2,410,016

Property and equipment, net	1,336,676	1,436,975	1,415,728
Operating lease assets	2,177,006	2,378,399	2,313,846
Intangible assets, net	91,585	123,855	94,768
Goodwill	245,857	245,857	245,857
Deferred income taxes	27,717	16,033	14,412
Other assets	141,350	128,965	133,933
TOTAL ASSETS	$7,565,490	$7,206,999	$6,628,560

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,394,904	$1,097,564	$1,001,589
Accrued expenses	449,304	379,774	415,501
Operating lease liabilities	474,803	417,912	422,970
Income taxes payable	24,805	2,519	10,455
Deferred revenue and other liabilities	193,956	183,876	225,959
Total current liabilities	2,537,772	2,081,645	2,076,474
LONG-TERM LIABILITIES:
Revolving credit borrowings	—	719,300	224,100
Convertible senior notes due 2025	411,256	—	—
Long-term operating lease liabilities	2,310,318	2,509,866	2,453,346
Deferred income taxes	—	8,530	9,187
Other long-term liabilities	184,505	178,756	133,855
Total long-term liabilities	2,906,079	3,416,452	2,820,488
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	608	597	593
Class B common stock	239	243	243
Additional paid-in capital	1,415,909	1,240,864	1,253,867
Retained earnings	2,873,263	2,599,495	2,645,281
Accumulated other comprehensive loss	(114)	(116)	(120)
Treasury stock, at cost	(2,168,266)	(2,132,181)	(2,168,266)
Total stockholders' equity	2,121,639	1,708,902	1,731,598
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,565,490	$7,206,999	$6,628,560

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	39 Weeks Ended
	October 31, 2020	November 2, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$310,637	$227,643
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and other	239,666	244,163
Amortization of convertible notes discount and issuance costs	14,345	—
Non-cash lease costs	(1,199)	(43,011)
Deferred income taxes	(22,492)	(3,438)
Stock-based compensation	35,631	31,742
Gain on sale of subsidiaries	—	(33,779)
Changes in assets and liabilities:
Accounts receivable	(12,099)	(22,636)
Inventories	(121,435)	(758,016)
Prepaid expenses and other assets	(384)	3,822
Accounts payable	381,383	168,259
Accrued expenses	30,035	11,424
Income taxes payable / receivable	14,659	(28,610)
Deferred construction allowances	42,314	25,598
Deferred revenue and other liabilities	6,454	(35,936)
Net cash provided by (used in) operating activities	917,515	(212,775)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(156,444)	(165,703)
Proceeds from sale of subsidiaries, net of cash sold	—	40,387
Proceeds from sale of other assets	—	4,103
Deposits and purchases of other assets	(96)	(1,000)
Net cash used in investing activities	(156,540)	(122,213)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings	1,291,700	1,778,750
Revolving credit repayments	(1,515,800)	(1,059,450)
Proceeds from issuance of convertible notes	575,000	—
Payments for purchase of bond hedges	(161,057)	—
Proceeds from issuance of warrants	105,225	—
Transaction costs paid in connection with convertible notes issuance	(17,396)	—
Payments on other long-term debt and finance lease obligations	(612)	(3,965)
Proceeds from exercise of stock options	25,472	1,160
Minimum tax withholding requirements	(3,911)	(6,320)
Cash paid for treasury stock	—	(366,148)
Cash dividends paid to stockholders	(80,874)	(74,540)
Increase in bank overdraft	11,932	39,466
Net cash provided by financing activities	229,679	308,953
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	6	4
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	990,660	(26,031)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	69,334	113,653
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,059,994	$87,622

Store Count and Square Footage

The stores that opened during the third quarter of 2020 are as follows:

Store	Market	Concept
Cape Cod, MA	Cape Cod	DICK'S Sporting Goods
Cumberland, GA	Atlanta	DICK'S Sporting Goods
Midland, TX	Midland	DICK'S Sporting Goods
San Antonio, TX	San Antonio	DICK'S Sporting Goods
Annapolis, MD	Baltimore	DICK'S Sporting Goods
Copperfield, TX	Houston	DICK'S Sporting Goods
Myrtle Beach, SC	Myrtle Beach	Golf Galaxy
Cumberland, GA	Atlanta	Golf Galaxy
Canton, OH	Canton / Akron	Golf Galaxy
Monroeville, PA	Pittsburgh	Outlet Store
Tempe, AZ	Phoenix	Outlet Store
The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:
Store Count:

	Fiscal 2020			Fiscal 2019
	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total
Beginning stores	726	124	850	729	130	859
Q1 New stores	1	2	3	—	1	1
Q2 New stores	—	3	3	2	2	4
Q3 New stores	6	5	11	6	1	7
Closed stores	1	5	6	4	9	13
Ending stores	732	129	861	733	125	858

Relocated stores	12	3	15	3	2	5

Square Footage:
(in millions)

	DICK'S Sporting Goods	Specialty Concept Stores (1)	Total (2)
Q1 2019	38.6	3.7	42.2
Q2 2019	38.6	3.7	42.3
Q3 2019	38.8	3.4	42.2
Q4 2019	38.5	3.4	41.8
Q1 2020	38.4	3.4	41.8
Q2 2020	38.4	3.5	41.9
Q3 2020	38.7	3.6	42.3

(1)    Includes the Company's Golf Galaxy and Field & Stream stores, as well as the Company's outlet stores. In some markets the Company operates DICK'S Sporting Goods stores adjacent to its specialty concept stores on the same property with a pass-through for customers. The Company refers to this format as a "combo store" and includes combo store openings within both the DICK'S Sporting Goods and specialty concept store reconciliations, as applicable. As of October 31, 2020, the Company operated 30 combo stores.

(2)     Column may not add due to rounding.

DICK'S SPORTING GOODS, INC.
GAAP to NON-GAAP RECONCILIATIONS - UNAUDITED
(in thousands, except per share amounts)

Non-GAAP Net Income and Earnings Per Share Reconciliations

	13 Weeks Ended October 31, 2020

	Income from operations	Interest expense	Income before income taxes	Net income (2)	Diluted shares outstanding during period	Earnings per diluted share
GAAP Basis	$246,093	$12,769	$237,070	$177,216	96,571	$1.84
% of Net Sales	10.20%	0.53%	9.83%	7.35%
Convertible senior notes (1)	—	(6,683)	6,683	4,945	(5,976)
Non-GAAP Basis	$246,093	$6,086	$243,753	$182,161	90,595	$2.01
% of Net Sales	10.20%	0.25%	10.11%	7.55%

(1)Amortization of the non-cash debt discount on the Company's convertible senior notes and diluted shares that will be offset at settlement by shares delivered from the convertible note hedge purchased by the Company.
(2)The provision for income taxes for Non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate.

	39 Weeks Ended October 31, 2020

	Income from operations	Interest expense	Income before income taxes	Net income (2)	Diluted shares outstanding during period	Earnings per diluted share
GAAP Basis	$451,277	$35,496	$420,512	$310,637	90,430	$3.44
% of Net Sales	6.99%	0.55%	6.51%	4.81%
Convertible senior notes (1)	—	(14,345)	14,345	10,615	(2,365)
Non-GAAP Basis	$451,277	$21,151	$434,857	$321,252	88,065	$3.65
% of Net Sales	6.99%	0.33%	6.73%	4.97%

(1)Amortization of the non-cash debt discount on the Company's convertible senior notes and diluted shares that will be offset at settlement by shares delivered from the convertible note hedge purchased by the Company. This amount includes $1.1 million of amortization recognized in the fiscal quarter ended May 2, 2020.
(2)The provision for income taxes for Non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate.

	13 Weeks Ended November 2, 2019

	Selling, general and administrative expenses	Income from operations	Gain on sale of subsidiaries	Income before income taxes	Net income (4)	Earnings per diluted share
GAAP Basis	$531,704	$45,625	$(33,779)	$77,146	$57,584	$0.66
% of Net Sales	27.10%	2.33%	(1.72)%	3.93%	2.93%
Gain on sale of subsidiaries (1)	—	—	33,779	(33,779)	(24,996)
Field & Stream store closing costs (2)	(8,938)	8,938	—	8,938	6,614
Non-cash asset impairment (3)	(7,630)	7,630	—	7,630	5,646
Non-GAAP Basis	$515,136	$62,193	$—	$59,935	$44,848	$0.52
% of Net Sales	26.25%	3.17%	—%	3.05%	2.29%

(1)Gain on sale of Blue Sombrero and Affinity Sports subsidiaries.
(2)Charge related to the Company's exit from eight Field & Stream stores, which were subleased to Sportsman’s Warehouse.
(3)Non-cash impairment charge to reduce the carrying value of a corporate aircraft held for sale to its fair market value.
(4)The provision for income taxes for Non-GAAP adjustments was calculated at 26%, which approximated the Company's blended tax rate.

	39 Weeks Ended November 2, 2019

	Selling, general and administrative expenses	Income from operations	Gain on sale of subsidiaries	Income before income taxes	Net income (5)	Earnings per diluted share
GAAP Basis	$1,539,934	$276,701	$(33,779)	$307,911	$227,643	$2.53
% of Net Sales	25.07%	4.50%	(0.55)%	5.01%	3.71%
Gain on sale of subsidiaries (1)	—	—	33,779	(33,779)	(24,996)
Field & Stream store closing costs (2)	(8,938)	8,938	—	8,938	6,614
Non-cash asset impairment (3)	(15,253)	15,253	—	15,253	11,287
Litigation contingency settlement (4)	6,411	(6,411)	—	(6,411)	(4,744)
Non-GAAP Basis	$1,522,154	$294,481	$—	$291,912	$215,804	$2.39
% of Net Sales	24.78%	4.79%	—%	4.75%	3.51%

(1)Gain on sale of Blue Sombrero and Affinity Sports subsidiaries.
(2)Charge related to the Company's exit from eight Field & Stream stores, which were subleased to Sportsman's Warehouse.
(3)Non-cash impairment charge to reduce the carrying value of a corporate aircraft held for sale to its fair market value.
(4)Favorable settlement of a previously accrued litigation contingency.
(5)The provision for income taxes for Non-GAAP adjustments was calculated at 26%, which approximated the Company's blended tax rate.

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	39 Weeks Ended
	October 31, 2020	November 2, 2019
	(dollars in thousands)
Gross capital expenditures	$(156,444)	$(165,703)
Proceeds from sale-leaseback transactions	—	—
Deferred construction allowances	42,314	25,598
Construction allowance receipts	—	—
Net capital expenditures	$(114,130)	$(140,105)